Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180650

Prospectus Supplement No. 2

(to prospectus dated May 2, 2012)

This Prospectus Supplement No. 2 supplements and amends the prospectus dated May 2, 2012, or the Original Prospectus, and the other Prospectus Supplement thereto, dated May 10, 2012, which we refer to collectively as the Prospectus. The Prospectus relates to the sale of an aggregate of 20,819,468 shares of our common stock, $0.0001 par value per share, by the selling stockholders identified in the Original Prospectus, including their transferees, pledgees, donees or successors.

On June 11, 2012, we filed with the Securities and Exchange Commission a Current Report on Form 8-K relating to the results of the matters submitted for a vote of stockholders at our 2012 Annual Meeting of Stockholders held on June 8, 2012. The information set forth below supplements and amends the information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

The selling stockholders may sell their shares of common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of common stock by the selling stockholders, other than as a result of the exercise of warrants held by the selling stockholders for cash.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. We have paid the cost of registering the shares of common stock covered by the Prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares of common stock.

Our common stock is traded on The NASDAQ Global Market under the symbol “HZNP.” On June 8, 2012, the closing sale price of our common stock on The NASDAQ Global Market was $3.95 per share.

This investment involves risks. See “Risk Factors” on page 10 of the Original Prospectus, as updated by the supplements thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is June 11, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

	520 Lake Cook Road, Suite 520, Deerfield, Illinois	60015
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Set forth below are the results of the matters submitted for a vote of stockholders at our 2012 Annual Meeting of Stockholders held on June 8, 2012.

Proposal 1 — Election of Directors

The following directors were elected to serve for three-year terms until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Director Elected	Number of Shares Voted For	Number of Shares Voted Against or Withheld	Broker Non-Votes
Michael Grey	24,993,270	4,401	2,574,942
Ronald Pauli	24,993,570	4,101	2,574,942

Proposal 2 — Ratification of the Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

For	Against	Abstain	Broker Non-Votes
27,561,213	11,400	0	0

Proposal 3 — Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers.

For	Against	Abstain	Broker Non-Votes
22,753,709	66,668	1,782,994	2,574,942

Proposal 4 — Indication, on an Advisory Basis, of the Preferred Frequency of Stockholder Advisory Votes on the Compensation of our Named Executive Officers.

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
24,929,514	4,900	52,157	10,800	2,574,942

Consistent with the preference of our stockholders indicated by the voting results for Proposal 4, we have decided to include a stockholder advisory vote on the compensation of our named executive officers every year until the next required vote on the frequency of such advisory votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON PHARMA, INC.

	By:	/s/ Robert J. De Vaere
Date: June 11, 2012		Robert J. De Vaere Executive Vice President and Chief Financial Officer